Exhibit 99(a)


           Culp Announces Third Quarter Fiscal 2007 Results


    HIGH POINT, N.C.--(BUSINESS WIRE)--March 7, 2007--Culp, Inc.
(NYSE: CFI) today reported financial and operating results for the fiscal 2007 third quarter and nine months ended January 28, 2007.

    Overview

    For the three months ended January 28, 2007, net sales were $55.7 million compared with $61.0 million a year ago. The company reported a net loss of $2.2 million, or $0.19 per diluted share, for the third quarter of fiscal 2007. Included in these results is a non-cash income tax charge of $452,000, or $0.04 per diluted share, related to the exercise of non-qualified stock options. The financial results for the third quarter of fiscal 2007 also include $2.1 million, or $0.18 per diluted share, in restructuring and related charges, after taxes. Excluding these restructuring and related charges, net loss for the third fiscal quarter was $99,000, or $0.01 per diluted share. The company reported a net loss of $2.2 million, or $0.19 per diluted share, for the third quarter of fiscal 2006. The financial results for the third quarter of fiscal 2006 included $1.0 million, or $0.09 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net loss for the third fiscal quarter of fiscal 2006 was $1.1 million, or $0.10 per diluted share. (A reconciliation of the net loss and net loss per share calculations has been set forth on Page 6.)

    For the nine months ended January 28, 2007, the company reported net sales of $177.3 million compared with $190.4 million for the same period a year ago. Net loss for the first nine months of fiscal 2007 was $1.3 million, or $0.11 per diluted share, compared with a net loss of $10.3 million, or $0.89 per diluted share, for the same period last year. Excluding restructuring and related charges, net income for the first nine months of fiscal 2007 was $2.1 million, or $0.18 per diluted share. Excluding restructuring and related charges, net loss for the first nine months of fiscal 2006 was $2.1 million, or $0.18 per diluted share.

    Robert G. Culp, III, chairman of the board and chief executive officer of Culp, Inc., said, "Our third quarter performance reflects continued progress for Culp in fiscal 2007. We are pleased with our execution as we continue to work through a number of important operational changes in each of our operating segments. We believe we are creating a sustainable upholstery fabrics business model that will meet current customer demand. With the substantial investments we have made in our mattress fabrics segment and the recent acquisition of the mattress fabrics product line of International Textile Group, Inc.'s Burlington House Division ("ITG"), we are firmly committed to the future of the mattress fabrics business. We have a strong competitive position and are excited about the significant opportunities ahead for Culp in mattress fabrics. We continue to move Culp forward and believe we are taking the right steps to extend the leadership positions we enjoy in both of our operating segments."

    Mattress Fabrics Segment

    Mattress fabric (known as mattress ticking) sales for the third quarter were $24.4 million, a 7.6 percent increase compared with $22.7 million for the third quarter of fiscal 2006. On a unit volume basis, total yards sold increased by nine percent compared with the third quarter of fiscal 2006. These results include $1.0 million in incremental sales related to the company's acquisition of ITG's mattress fabrics product line. This transaction closed on January 22, 2007. The average selling price for mattress fabrics was $2.32 per yard for the third quarter compared with $2.35 per yard for same period last year. Operating income for this segment was $2.5 million, or 10.3 percent of sales, compared with $1.8 million, or 7.9 percent of sales, for the prior-year period.

    "Mattress fabric has become an increasingly important part of our business and accounted for 44 percent of the company's sales in our third fiscal quarter," added Frank Saxon, president of Culp. "We are pleased with the performance in this segment with operating income up nearly 40 percent over the same period last year and operating margins over 10 percent for the second consecutive quarter. Our recently announced acquisition of ITG's mattress fabrics business extends our leadership position in the mattress fabrics industry. We believe this transaction provides the opportunity to increase our annual sales in mattress fabrics by approximately $30 to $40 million with only a modest investment in fixed assets. We will be transitioning the ITG production to Culp facilities and suppliers over the next several months and we are pleased with the excellent cooperation from ITG which is helping to ensure an orderly transition for our customers."

    Upholstery Fabrics Segment

    Sales for this segment were $31.3 million, an 18 percent decline compared with $38.4 million in the third quarter of fiscal 2006. Total yards sold declined by 17 percent, while average selling prices were down one percent compared with the third quarter of fiscal 2006. Sales of upholstery fabrics reflect continued soft demand industrywide for U.S. produced fabrics, driven by consumer preference for leather and suede furniture and other imported fabrics, including cut and sewn kits. Sales of U.S. produced fabrics were $14.0 million, down 41 percent from the third quarter of fiscal 2006, while sales of non-U.S. produced fabrics were $17.4 million, up 18 percent over the prior year period. Operating loss for the upholstery fabrics segment for the third quarter of fiscal 2007 was $496,000, a significant improvement compared with an operating loss of $1.6 million for the same period a year ago. These results reflect higher gross profit of non-U.S. produced fabrics, but continued low gross profit levels related to sales of U.S. produced fabrics.

    "The results for our upholstery fabric segment continue to reflect growth in sales of non-U.S. produced fabrics and very weak demand for U.S. produced fabrics," added Saxon. "Sales of non-U.S. produced fabrics represented 55 percent of total upholstery fabric sales for the third quarter, compared with 38 percent a year ago. We have been highly successful with our China platform and we are excited about the potential growth opportunities as we expand our capabilities. As our customers have continued to aggressively source fabrics produced outside the U.S., we believe Culp is well positioned to meet this demand with a strong focus on product innovation, quality and global logistics.

    "With respect to the U.S. produced upholstery fabrics business, since the beginning of fiscal 2007 we have made considerable progress in changing our product strategy, reducing our manufacturing complexities and improving our cost structure. However, the declining sales volumes have continued to affect the profitability of our overall upholstery fabrics business. During the third quarter, we made the decision to further consolidate our U.S. upholstery fabrics manufacturing facilities and outsource our specialty yarn production. As a result, we are closing the company's weaving plant located in Graham, North Carolina, and closing the yarn plant located in Lincolnton, North Carolina. We are transferring certain production from the Graham plant to our Anderson, South Carolina, and Shanghai, China, facilities as well as a small portion to contract weavers. We will continue to operate one upholstery fabrics plant in Anderson, which will primarily produce velvets and a limited amount of decorative fabrics. This facility has a book value of fixed assets of approximately $2.2 million. By further consolidating our U.S. manufacturing operations and utilizing lower-cost manufacturing alternatives, we are reducing our operating costs and improving our domestic capacity utilization. We expect to substantially complete these moves by the end of fiscal 2007."

    Balance Sheet

    "We have continued to strengthen our balance sheet with the prepayment of debt and issuance of equity," Saxon noted. "During December 2006 and February 2007, we prepaid a total of $7.5 million in long-term debt scheduled for payment in March 2007. In January 2007, we issued common stock valued at $5.1 million related to the ITG acquisition. At the end of the third fiscal quarter, our balance sheet reflected $10.7 million in cash and cash equivalents and a debt to capital ratio of 37 percent. Our capital spending plans for fiscal year 2008 are expected to be approximately $4.0 million and depreciation is expected to be approximately $6.0 million."

    Outlook

    Commenting on the outlook for the fourth quarter of fiscal 2007, Saxon remarked, "The current trends in our mattress fabrics segment are strong, while business conditions remain very soft in our upholstery fabrics segment due to weak retail furniture demand and sharply lower demand for U.S. produced fabrics. Overall, we expect our fourth quarter sales to be down slightly from the fourth quarter of last year, and for the first time ever, we believe mattress fabric sales will be greater than 50 percent of total company sales. We expect sales in our mattress fabrics segment to be up 45 to 55 percent for the fourth quarter, reflecting the incremental sales from the ITG acquisition and some organic growth. Operating income in this segment is also expected to improve substantially due to higher sales volume, strong knitted ticking business and the benefits from our recent capital project. We expect to exceed the third quarter operating income margin for mattress ticking, even though we are incurring one-time transition costs related to the integration of the ITG business.

    "In our upholstery fabrics segment, we expect sales to be down approximately 25 percent for the fourth quarter, with modest growth in non US produced fabrics and sharply lower sales of U.S. produced fabrics. We believe the upholstery fabric segment's operating results will reflect a small operating loss due to the significantly lower sales and gross profit in U.S. produced fabrics and transition issues associated with the previously announced closing of two U.S. plants. However, we are expecting higher gross profit in our non U.S. produced business and lower selling, general and administrative expenses on a sequential basis for this segment.

    "Considering these factors, we expect the company to report net income in the fourth quarter in the range of $0.07 to $0.11 per diluted share, excluding restructuring and related charges for previously announced restructuring initiatives. This is management's best estimate at present, recognizing that future financial results are difficult to predict because the upholstery fabrics industry is undergoing a dramatic transition and many internal changes are still underway within the company. The actual results will depend primarily upon the level of demand throughout the quarter, the company's progress with respect to restructuring activities and the integration of the ITG acquisition," said Saxon.

    The company estimates that restructuring and related charges for previously announced restructuring initiatives of approximately $1.8 million ($1.1 million net of taxes, or $0.09 per diluted share) will be incurred during the fourth fiscal quarter. Including these restructuring and related charges, the company expects to report results for the fourth fiscal quarter in the range of a net loss of ($0.02) to net income of $0.02 per diluted share. (A reconciliation of the projected net income per share calculation has been set forth on Page 6.)

    In closing, Culp added, "We continue to execute our strategy to move the company forward and believe that fiscal 2007 will represent a period of significant progress for Culp. We are working through a number of operational changes that we believe will further enhance our competitive position in both business segments. We have built a solid competitive position in mattress fabrics and are very excited about the incremental value the ITG acquisition will bring to this business. We believe mattress fabrics will be a key driver of the company's growth going forward. Our upholstery fabrics business is transitioning into a vibrant global platform and we continue to pursue opportunities for enhancing the capabilities of our China operation. Together, these factors are designed to position the company for profitable growth over the long term in today's global marketplace."

    About the Company

    Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

    This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about the company's future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced or marketed by the company could erode demand for the company's products. The company's level of success in integrating its recent acquisition and in capturing and retaining sales to customers related to the acquisition will affect the company's ability to meet its sales and profit goals. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission, including the "Risk Factors" section in the company's most recent annual report on Form 10-K.




                              CULP, INC.
                    Condensed Financial Highlights
                             (Unaudited)

                    Three Months Ended          Nine Months Ended
                 ------------------------- ---------------------------
                 January 28,  January 29,   January 28,   January 29,
                    2007         2006          2007          2006
                 ------------ ------------ ------------- -------------

Net sales        $55,712,000  $61,035,000  $177,337,000  $190,383,000

Net loss         $(2,221,000) $(2,169,000)  $(1,276,000) $(10,261,000)
Net loss per
 share:
    Basic             $(0.19)      $(0.19)       $(0.11)       $(0.89)
    Diluted           $(0.19)      $(0.19)       $(0.11)       $(0.89)
Net income
 (loss) per
 share, diluted,
 excluding
 restructuring
 and related
 charges (1)          $(0.01)      $(0.10)        $0.18        $(0.18)
Average shares
 outstanding:
    Basic         11,773,000   11,562,000    11,710,000    11,557,000
    Diluted       11,773,000   11,562,000    11,710,000    11,557,000

(1) Excludes restructuring and related charges of $4.1 million ($2.1 million, or $0.18 per diluted share, after taxes) for the third quarter of fiscal 2007. Excludes restructuring and related charges of $5.6 million ($3.3 million or $0.29 per diluted share, after taxes) for the first nine months of fiscal 2007.

Excludes restructuring and related charges of $1.7 million ($1.0 million, or $0.09 per diluted share, after taxes) for the third quarter of fiscal 2006. Excludes restructuring and related charges of $13.2 million ($8.2 million or $0.71 per diluted share, after taxes) for the first nine months of fiscal 2006.





                              CULP, INC.
Reconciliation of Net Loss as Reported to Pro Forma Net Income (Loss)
                             (Unaudited)

                     Three Months Ended         Nine Months Ended
                  ------------------------- --------------------------
                  January 28,  January 29,  January 28,   January 29,
                     2007         2006         2007          2006
                  ------------ ------------ ------------ -------------
Net loss, as
 reported         $(2,221,000) $(2,169,000) $(1,276,000) $(10,261,000)
Restructuring and
 related charges,
 net of income
 taxes              2,122,000    1,041,000     3,340,00     8,174,000
                  ------------ ------------ ------------ -------------

Pro forma net
 income (loss)       $(99,000) $(1,128,000)  $2,064,000   $(2,087,000)
                  ============ ============ ============ =============


         Reconciliation of Net Loss Per Share as Reported to
                Pro Forma Net Income (Loss) Per Share
                             (Unaudited)

                   Three Months Ended (1)     Nine Months Ended (1)
                  ------------------------- --------------------------
                  January 28,  January 29,  January 28,   January 29,
                     2007         2006         2007          2006
                  ------------ ------------ ------------ -------------
Net loss per
 diluted share as
 reported              $(0.19)      $(0.19)      $(0.11)       $(0.89)
Restructuring and
 related charges,
 net of income
 taxes                   0.18         0.09         0.29          0.71
                  ------------ ------------ ------------ -------------
Net income (loss)
 per diluted
 share, adjusted       $(0.01)      $(0.10)       $0.18        $(0.18)
                  ============ ============ ============ =============

(1) Per share numbers have been rounded





                              Culp Inc.
   Reconciliation of Projected Range of Net Income (Loss) Per Share
         to Projected Range of Pro Forma Net Income Per Share
                             (Unaudited)


                                                        Three Months
                                                           Ending
                                                          April 29,
                                                            2007
                                                       ---------------
Projected range of net income (loss) per diluted share $(0.02)- $0.02 Projected restructuring and related charges, net of
 income taxes                                                    0.09
Projected range of pro forma net income per diluted
 share                                                  $0.07 - $0.11
                                                       ===============



    CONTACT: Culp, Inc.
             Investor Contact:
             Kenneth R. Bowling, Vice President of Finance
             336-881-5630
             or
             Media Contact:
             Kenneth M. Ludwig, Senior Vice President, Human Resources 336-889-5161